Exhibit 99.1

Contact: Lucas Binder VP Corporate Development & Investor Relations 303-927-4951 lucas.binder@wowinc.com

WOW! ANNOUNCES THE SEVENTH AMENDMENT TO ITS CREDIT FACILITY

Englewood, CO—(May 31, 2017) WideOpenWest, Inc. (“WOW!” or the “Company”) (NYSE: WOW) announced today that WideOpenWest Finance, LLC, a subsidiary of the Company, has entered into a seventh amendment to its credit agreement with Credit Suisse AG, as administrative agent, JPMorgan Chase Bank, N.A., as the revolver agent, and the other parties thereto (the “Seventh Amendment”).

The Seventh Amendment (i) refinances the existing $200 million of borrowings available to WOW! under the revolving credit facility, with an additional $100 million of revolving credit facility borrowings to become available upon compliance by WOW! with certain conditions and (ii) extends the maturity date of the revolving credit facility to May 31, 2022, unless an earlier date is triggered under certain circumstances. Loans under the revolving credit facility will bear interest, at the option of WOW!, at a rate equal to ABR plus 2.00% or LIBOR plus 3.00%. The guarantees, collateral and covenants in the Seventh Amendment remain unchanged from those contained in the credit agreement prior to the Seventh Amendment.

About WOW!

WOW! is one of the nation’s leading providers of high-speed Internet, cable TV and phone serving communities in the U.S.  WOW!’s operating philosophy is to deliver a customer and employee experience that lives up to its name.  For more information, please visit www.wowway.com.